CONTACT: Michael D. Witzeman	FOR IMMEDIATE RELEASE
(513) 762-6714

Chemed Corporation Announces a Five-Year $450 Million

Amended and Restated Credit Agreement

CINCINNATI, April 13, 2026--Chemed Corporation ("Chemed") (NYSE:CHE) announced that it has entered into an Amended and Restated Credit Agreement for its Credit Facility (“Credit Agreement”).  JPMorgan Chase Bank, N.A., acted as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner for this transaction.  Bank of America, N.A., was Joint Lead Arranger, Joint Bookrunner and Syndication Agent and PNC N.A. and U.S. Bank N.A. were Co-Documentation Agents.

Terms of the Credit Agreement consist of a five-year $450 million revolving credit facility including $100 million for letters of credit. The interest rate on this Credit Agreement has a floating rate that is generally the secured overnight financing rate (“SOFR”) plus an additional tiered rate which varies based on our current leverage ratio.  The Credit Agreement includes an expansion feature that provides Chemed the opportunity to increase its revolver by an additional $250 million.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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